Exhibit 99.1

International Rectifier Names Oleg Khaykin

President and Chief Executive Officer

Semiconductor Executive Brings Extensive Global Experience in Operations, Strategy and Business Development

EL SEGUNDO, Calif.—(BUSINESS WIRE)—February 7, 2008—International Rectifier Corporation (NYSE:IRF) today announced the election, effective March 1, 2008, of Oleg Khaykin as President and Chief Executive Officer, succeeding Donald Dancer, who has served as acting Chief Executive Officer since August 30, 2007.   Mr. Dancer will be actively involved in ensuring a smooth transition and will remain with the Company supporting Mr. Khaykin in his new role.

Mr. Khaykin, 43, brings to International Rectifier extensive global experience in the semiconductor industry, having served most recently as the Chief Operating Officer of Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor assembly and test services, with twelve high-volume manufacturing facilities located in Korea, the Philippines, China, Japan, Taiwan, and Singapore and 22,000 employees worldwide.  At Amkor, he was responsible for all aspects of sales, marketing, R&D and manufacturing operations, including accountability for the development and implementation of corporate and business strategy, business development, strategic partnerships and IP management.

Speaking on behalf of the Board of Directors, Lead Director Jack Vance said, “We are delighted to have attracted a leader of the caliber of Oleg Khaykin, who possesses all of the key attributes we had sought for our CEO – extensive global experience in our industry, a proven track record in every key business discipline, as well as tremendous creativity and vision.  Oleg’s leadership, coupled with our recent executive promotions, significantly strengthens our management team and positions International Rectifier to focus our energies on our core operations, with a goal of profitable growth and value creation.”

“We also want to express our gratitude to Don Dancer for the tremendous leadership he has provided over the past five months.  During his tenure, we have made steady progress in instituting key management changes, executing organizational improvements in support of our sales, engineering and new product development initiatives, driving a culture of employee empowerment, and making many improvements to our financial controls.  The management team remains committed to and confident about our longstanding vision to provide industry-leading power management products that meet our customers’ evolving needs.”

Commenting on his appointment, Mr. Khaykin said, “I look forward to hitting the ground running at International Rectifier.  I was attracted to this company because of its advanced technology, rich history of technological innovation, industry leading product portfolio and strong customer base. I expect us to leverage those assets to drive growth of existing and new products and technology platforms even as we drive to improve our operational efficiencies and organizational effectiveness.  At the same time, I share the Board’s deep commitment to ensuring that our operations are conducted with transparency and adherence to the highest ethical standards.”

Prior to joining Amkor as Executive Vice President of Strategy and Business Development in 2003, Mr. Khaykin was Vice President of Strategy and Business Development at Conexant Systems Inc. and its spin-off Mindspeed Technologies Inc, where he held positions of increasing responsibilities from 1999 to 2003.  Prior to Conexant, he was with The Boston Consulting Group, a leading international strategy and general management consulting firm, where he worked with many European and US firms on a broad range of business and management issues, including revenue growth strategies, operational improvement, M&A, divestitures, and turnaround and restructuring.

Mr. Khaykin is, and has been since November 2007, a member of the Board of Directors of Zarlink Semiconductor Inc.

Mr. Khaykin holds BSEE from Carnegie-Mellon University and MBA from the J.L. Kellogg Graduate School of Management.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “pursue,” “expect” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321